Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Signova (media)
Michael R. Dougherty	Lauren Mason (215) 519-3889
Senior Vice President, COO and CFO	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR CORPORATION REPORTS

SECOND QUARTER 2004 FINANCIAL RESULTS

Exton, PA, August 4, 2004—Adolor Corporation (NASDAQ: ADLR) today reported financial results for the three and six month periods ended June 30, 2004.

For the three months ended June 30, 2004, the Company reported a net loss of $13.0 million or $0.34 per basic and diluted share, compared to a net loss of $11.5 million or $0.36 per basic and diluted share in the three months ended June 30, 2003. For the six month period ended June 30, 2004, the Company reported a net loss of $23.3 million or $0.60 per basic and diluted share, compared to a net loss of $22.8 million or $0.72 per basic and diluted share for the same period in 2003.

“The second quarter was highlighted by the completion of submission of our New Drug Application (NDA) to the Food and Drug (FDA) Administration for EnteregTM (alvimopan) capsules,” stated Bruce A. Peacock, president and chief executive officer of Adolor Corporation. “This accomplishment represents a significant milestone for Adolor in our collaboration with GlaxoSmithKline, and we look forward to working with the FDA during the review of the application.”

Contract revenues for the quarter ended June 30, 2004 were $3.7 million, compared to $5.1 million in the quarter ended June 30, 2003. Contract revenues were $7.4 million in the six month period ended June 30, 2004, compared to $11.8 million for the same period in 2003. These decreases in revenue in 2004 compared to 2003 related principally to a decrease in expenses incurred and reimbursed pursuant to the Company’s collaboration agreement with Glaxo Group Limited (“Glaxo”) for the development and commercialization of EnteregTM (alvimopan) primarily in the postoperative ileus (POI) program.

Research and development expenses in the second quarter of 2004 were $11.8 million, compared to $13.5 million for the same period in 2003. Research and development expenses for the six months ended June 30, 2004 were $21.4 million, compared to $28.7 million for the six months ended June 30, 2003. These decreases are primarily due to decreases in costs related to the clinical testing of EnteregTM in the POI program, offset partially by increases in expenses reimbursable to Glaxo by the Company for expenses incurred by Glaxo primarily in the opioid bowel dysfunction (OBD) development program.

Marketing, general and administrative expenses increased to $5.3 million in the second quarter of 2004 from $3.7 million in the second quarter of 2003. For the six months ended June 30, 2004, marketing, general and administrative expenses were $10.4 million, compared to $7.4 million for the six months ended June 30, 2003. These increases are principally related to increased personnel expenses, legal expenses and other professional fees.

As of June 30, 2004, the Company had approximately $180.0 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of prescription pain management products. Entereg™ (alvimopan), Adolor’s lead product candidate, is being developed to manage postoperative ileus, the gastrointestinal side effect which can affect millions of patients following many types of surgery. Entereg™ is also being developed to manage the bowel dysfunction which can negatively impact the quality of life for millions of patients using opioid analgesic products such as morphine for treating pain, as well as being developed for treating chronic constipation in patients not using opioids. Adolor is collaborating with GlaxoSmithKline for the development and commercialization of Entereg™. Adolor’s next product candidate is a sterile lidocaine patch in clinical development for treating postoperative incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers, and the medical community.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that the FDA will not accept the NDA for filing; the risk that the FDA will not grant the NDA a priority review; the risk that Adolor may not obtain FDA approval for Entereg(TM), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, unfavorable results from ongoing clinical trials, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; securities litigation; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-Q for the quarter ending March 31, 2004 filed May 4, 2004 and Adolor’s Annual Report on Form 10-K for the year ended December 31, 2003 filed March 4, 2004. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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[Financial data table follows]

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2004	2003	2004	2003
REVENUES
Contract revenues	$3,707,078	$5,119,839	$7,352,569	$11,756,905

OPERATING EXPENSES
Research and development	11,807,397	13,528,103	21,420,308	28,675,214
Marketing, general and administrative	5,344,382	3,741,282	10,433,810	7,357,679

Total operating expenses	17,151,779	17,269,385	31,854,118	36,032,893

Loss from operations	(13,444,701)	(12,149,546)	(24,501,549)	(24,275,988)
Interest income and other, net	428,356	658,110	1,208,095	1,455,054

Net loss	($13,016,345)	($11,491,436)	($23,293,454)	($22,820,934)

Basic and diluted net loss per share	($0.34)	($0.36)	($0.60)	($0.72)

Shares used in computing basic
and diluted net loss per share	38,821,554	31,591,557	38,809,040	31,556,625

			BALANCE SHEET DATA (Unaudited)
			JUNE 30, 2004	DECEMBER 31, 2003
Cash, cash equivalents and short-term investments			$180,044,208	$210,174,491
Working capital			170,709,773	195,530,951
Total assets			193,457,748	224,663,741
Total stockholders’ equity			142,234,983	165,278,934